Exhibit 10.60

August 2, 2005

VIA HAND DELIVERY

Linda Fitzpatrick

C/O Nuvelo, Inc.

675 Almanor Avenue

Sunnyvale, CA 94085

Dear Linda:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Nuvelo, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. Your last day of work with the Company and your employment termination date will be August 5, 2005 (the “Separation Date”).

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Severance Benefits.

(a) Severance Payments. Although the Company otherwise has no obligation to do so, if you sign this Agreement and allow the release contained herein to become effective, the Company will pay you, as severance, the equivalent of twelve (12) months of your base salary in effect as of the Separation Date. These payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.

(b) Options. During your employment with the Company, you were granted various options to purchase shares of the Company’s stock (the “Options”). If you enter into this Agreement, and allow the release contained herein to become effective, then the Company will accelerate the vesting of specified shares subject to the Options as set forth in Exhibit A. Further, the Company will extend the post-termination exercise periods for specified shares subject to the Options as set forth in Exhibit A. Please note that the shares subject to the Option may not necessarily qualify for favorable incentive stock option treatment, and may (under certain circumstances) be classified as a nonstatutory stock option for tax purposes. You are advised by the Company to seek independent legal and tax advice with respect to tax and securities laws regarding the Options. Except as otherwise provided in this paragraph 3(b), the Options will continue to be governed in all respects by the terms of the applicable plan documents, grant notices and stock option agreements.

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408-215-4000    fax: 408-524-8145    www.nuvelo.com

4. Consulting Agreement. Immediately following the Separation Date, the Company agrees to engage you, and you agree to make yourself available to perform services, as an independent contractor under the terms specified below.

(a) Consulting Period. The Company will engage you as a consultant for the period commencing on the day immediately following the Separation Date and terminating on August 6, 2006 (the “Consulting Period”).

(b) Consulting Duties. As a consultant, you agree to make yourself available approximately one (1) day per month to perform services related to Human Resources and Corporate Communications, or such other related duties as may be requested of you from time to time by me or my designee (the “Services”). You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. The company agrees not to require the Services from you at a time or in a manner that would unreasonably interfere with your other professional duties.

(c) Consulting Fees. As consideration for the Services, the Company will pay you consulting fees in the amount of $4,175.00 per month during the Consulting Period (the “Consulting Fees”). The Company will pay the monthly Consulting Fees on the 15th day of each month, beginning August 15, 2005 and ending July 15, 2006. Because you will be providing the Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. The Company will report the Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and you hereby indemnify and hold harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees, with the exception of the employer’s share of social security, if any.

5. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you timely elect continued coverage under COBRA, the Company, as part of this Agreement, will reimburse your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of the Separation Date (including dependent coverage, if any) through the earlier of the following: (i) the date that you become eligible for group health insurance benefits through a new employer; or (ii) August 5, 2006. You agree to promptly notify the Company in writing if you become eligible for group health insurance coverage through a new employer prior to August 5, 2006.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not entitled to, and will not receive from the Company any additional compensation (including base salary, bonus or incentive compensation), severance, or benefits (including any compensation, severance, or benefits under the Executive Change In Control and Severance Benefit Plan) before or after the Separation

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675 Almanor Avenue, Sunnyvale, CA 94085   tel: 408-215-4000    fax: 408-524-8145    www.nuvelo.com

Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

7. Proprietary Information Obligations. You hereby acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

8. Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return of Company Property. On the Separation Date, or earlier if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a prompt and diligent search for all such Company property, materials and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. You will not be entitled to the severance benefits provided under this Agreement unless and until you comply fully with the terms set forth in this paragraph.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. By way of example, but not limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee, consultant, or contractor.

11. Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or

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675 Almanor Avenue, Sunnyvale, CA 94085   tel: 408-215-4000    fax: 408-524-8145    www.nuvelo.com

their business, business reputation or personal reputation. Notwithstanding the foregoing, you may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees not to disparage the you in any manner likely to be harmful to you in your business, business reputation or personal reputation. Notwithstanding the foregoing, the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in bringing or pursuing any litigation, arbitration, administrative claim or other formal proceeding, or any proposed litigation, arbitration, administrative claim, or other formal proceeding, against the Company, its parents, subsidiaries, affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

13. Cooperation. Before and after the Separation Date, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, for interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.

14. Release. Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the above, you do not release the Company from any obligation to indemnify you pursuant to contract, the Company’s articles or by-laws, or applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

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675 Almanor Avenue, Sunnyvale, CA 94085   tel: 408-215-4000    fax: 408-524-8145    www.nuvelo.com

15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you have the right to consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Company’s Chief Executive Officer; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”).

16. Section 1542 Waiver. In giving the releases set forth in this Agreement, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

17. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) days after the Separation Date and return the original to me. If I do not receive the fully executed

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675 Almanor Avenue, Sunnyvale, CA 94085   tel: 408-215-4000    fax: 408-524-8145    www.nuvelo.com

Agreement from you by such date, the Company’s offer contained herein will automatically expire.

I wish you the best in your future endeavors.

Sincerely,

NUVELO, INC.

By:	/S/ TED LOVE
Ted Love
Chief Executive Officer

Exhibit A – Equity Interests Summary

Exhibit B – Proprietary Information and Inventions Agreement

ACCEPTED AND AGREED:

/S/ LINDA FITZPATRICK	8/1/05
Linda Fitzpatrick	Date

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675 Almanor Avenue, Sunnyvale, CA 94085   tel: 408-215-4000    fax: 408-524-8145    www.nuvelo.com

EXHIBIT A

OPTIONS SUMMARY

Nuvelo

L. Fitzpatrick Option Modification

Option Number	Option Date	Plan	Options	Exercise Price	Vested at 8/5/05	Unvested at 8/5/05	Last Date to Exercise Options *	Vesting Accelerated

In-the-Money

00001215	8/6/2002	SOP	20,898	$6.63	14,649	6,249	9/4/2006	6,249
00001216	8/6/2002	SOP	4,101	6.63	4,101	—	9/4/2006	—
A0001257	5/19/2003	2002	12,532	4.10	2,146	10,386	11/3/2006	10,386
A0001264	6/10/2003	SOP	9,375	6.45	—	9,375	9/4/2006	9,375
B0001257	5/19/2003	2002	12,468	4.10	11,396	1,072	11/3/2006	1,072
B0001264	6/10/2003	SOP	15,625	6.45	13,021	2,604	9/4/2006	2,604

			74,999		45,313	29,686		29,686

Out-of-the-Money

00000818	4/24/2001	SOA	50,000	$29.87	50,000	—	9/4/2005	—
00000890	8/1/2001	SOP	8,333	31.32	8,333	—	9/4/2005	—
00001376	5/7/2004	2004	12,644	10.18	1	12,643	11/3/2005	371
00001377	5/7/2004	2004	37,356	10.18	14,583	22,773	11/3/2005	12,129
00001378	5/7/2004	2004	75,000	10.18	17,502	57,498	11/3/2005	15,000

			258,332		135,732	122,600		57,186

*	For option that are ‘In-the-Money’ as of August 5, 2005, all unvested options at this date will become fully vested and expire 30 or 90 days after the end of the Consulting Period.

For option that are ‘Out-of-the-Money’ as of August 5, 2005, the number of unvested options at this date that would vest within 1 year (i.e. by August 5, 2006) will become fully vested.

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675 Almanor Avenue, Sunnyvale, CA 94085   tel: 408-215-4000    fax: 408-524-8145    www.nuvelo.com

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Inventions and Patents

Employees are asked to read and sign the following agreement at the time of employment:

“As an employee of Hyseq, Inc., I acknowledge that I am expected to make contributions of value to Hyseq, Inc. Such contributions shall include, among other things, all processes, inventions, trademarks, service marks, patents, discoveries, copyrights, and other intangible rights developed or conceived by me for or on behalf of Hyseq, Inc. during my employment. Such contributions shall be the sole property of Hyseq, Inc. I will be entitled to no other compensation from them other than my normal salary and benefits. I agree to disclose such contributions promptly to Hyseq, Inc., to assign all rights I may have or acquire from such contributions to Hyseq, Inc., and to assist Hyseq, Inc. in obtaining patent or copyright protection. I understand that this agreement covers contributions conceived or made not only by me but with others as well, while I employed at Hyseq, Inc.”

/S/ LINDA FITZPATRICK	4/23/01
Employee’s Signature	Date

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675 Almanor Avenue, Sunnyvale, CA 94085   tel: 408-215-4000    fax: 408-524-8145    www.nuvelo.com